Filed pursuant to Rule 433

Registration Statement No. 333-213521

September 7, 2016

THE TJX COMPANIES, INC.

Pricing Term Sheet

2.250% Notes due 2026

Issuer:	The TJX Companies, Inc.

Security:	2.250% Notes due 2026

Principal Amount:	$1,000,000,000

Maturity:	September 15, 2026

Coupon:	2.250%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2017

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Yield:	1.534%

Spread to Benchmark Treasury:	+80 basis points

Yield to Maturity:	2.334%

Price to Public:	99.254% of face amount

Net Proceeds, Before Expenses:	$986,040,000

Redemption Provisions:

Make-Whole Call	Prior to June 15, 2026, Treasury plus 15 basis points

Par Call	On or after June 15, 2026 at 100.000%

Trade Date:	September 7, 2016

Settlement:	T+3; September 12, 2016

CUSIP:	872540 AQ2

Ratings:	A2 (Moody’s) / A+ (S&P)

Joint Book-Running Managers:	Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Barclays Capital Inc.

Citizens Capital Markets, Inc.

Commerz Markets LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement, including the preliminary prospectus supplement and accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement, including the preliminary prospectus supplement and accompanying prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; J.P. Morgan Securities LLC at 1-212-834-4533; or Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements and updates the information contained in the preliminary prospectus supplement issued by The TJX Companies, Inc. on September 7, 2016 relating to its prospectus dated September 7, 2016.